Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Kodiak Sciences Inc. of our report dated March 27, 2025 relating to the financial statements, which appears in Kodiak Sciences Inc.'s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ PricewaterhouseCoopers LLP
San Jose, California

March 27, 2025